Exhibit 10.3

SBT BANCORP, INC.

2011 STOCK AWARD AND OPTION PLAN

RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement (this “Agreement”) is made as of this ____ day of _______, 2011, by and between SBT Bancorp, Inc. (the “Company”), a Connecticut corporation, and ___________________________ (“Award Recipient”) pursuant to the SBT Bancorp, Inc. 2011 Stock Award and Option Plan.

WITNESSETH:

WHEREAS, the Company desires to grant to Award Recipient and Award Recipient is prepared to accept Common Stock of the Company as herein described, on the terms and conditions hereinafter set forth, and

WHEREAS, Award Recipient and the Company desire to provide for certain restrictions with respect to such stock, on the terms and conditions hereinafter set forth:

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, it is agreed between the parties hereto as follows:

1.   Grant of Stock.  Award Recipient is being awarded by the Company _________ shares of its Common Stock, no par value (the “Stock”), effective on ______________, 2011.

2.   Vesting Schedule.  The shares of Stock shall vest as follows:

______________  on each anniversary of the date of this Agreement.

No shares of Stock may be transferred by Award Recipient prior to the date of vesting.  Any unvested shares of Stock shall be forfeited upon Award Recipient’s termination of employment with the Company.

3.   Acknowledgements of Award Recipient. The Award Recipient acknowledges and is aware that:

(a)   No federal or state agency has made any finding or determination as to the fairness for investment or any recommendations or endorsement of the Stock or the Company’s operations; and

(b)   The Company may from time to time issue additional equity securities to employees, investors, lenders and other parties.

4.   Legends.  All certificates representing any shares of Stock subject to the provisions of this Agreement shall have endorsed thereon the following legend:

“Any disposition of any interest in the securities represented by this certificate is subject to restrictions contained in a certain agreement between the record holder hereof and the corporation, a copy of which will be mailed to any holder of this certificate without charge within 5 days of receipt by the corporation of a written request therefor.”

5.   Transfers in Violation of Restrictions.  The Company shall not be required (a) to transfer on its books any shares of Stock of the Company that shall have been sold or transferred in violation of any of the provisions set forth in this Agreement or (b) to treat as owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares shall have been so transferred.

6.   Rights as Stockholder.  Subject to the provisions of this Agreement, Award Recipient shall, during the term of this Agreement, have all dividend (including cash and stock dividends) and voting rights as set forth herein with respect to the Stock; provided that all unvested shares of Stock shall be held in escrow by the Company for the account of Award Recipient until the shares of Stock become vested, at which time the shares of Stock shall be released from escrow and delivered to Award Recipient. Notwithstanding the previous sentence, dividends that are paid or delivered during such time as the Stock is held in escrow shall be deferred and held in escrow until such time as the associated Stock becomes vested, at which time the Company shall deliver to Award Recipient all such dividends.  If Award Recipient forfeits the Stock awarded hereunder, then such Stock and any associated dividends will automatically revert to the Company and shall no longer be held in escrow for Award Recipient or otherwise.  Award Recipients shall have all voting rights associated with any Stock held in escrow (as well as with respect to shares of Company stock that are distributed as stock dividends).

7.   Withholding.

(a)   No later than the date on which any Stock shall have become vested, Award Recipient shall pay to the Company, or make arrangements satisfactory to the Company regarding payment of, any federal, state or local taxes of any kind required by law to be withheld with respect to any Stock which shall have become so vested.

(b)   The Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to Award Recipient any federal, state or local taxes of any kind required by law to be withheld with respect to any Stock which shall have become so vested.

8.   Section 83(b).  If Award Recipient properly elects (in accordance with Section 83(b) of the Code) within 30 days after the issuance of the Stock to include in gross income for federal income tax purposes in the year of issuance the fair market value of such Stock, Award Recipient shall pay to the Company, or make arrangements satisfactory to the Company to pay to the Company, upon such election, any federal, state or local taxes required to be withheld with respect to such Stock.  If Award Recipient shall fail to make such payment, the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to Award Recipient any federal, state or local taxes of any kind required by law to be withheld with respect to such Stock, in addition to the rights set forth in Section 7 above.  The Award Recipient acknowledges that it is his sole responsibility, and not the Company’s, to file timely and properly the election under Section 83(b) and any corresponding provisions of state lax laws if he elects to utilize such election.

9.   Miscellaneous.

(a)   This Agreement shall inure to the benefit of the successors and assigns of the Company and be binding upon Award Recipient and his or her spouse and their respective heirs, executors, administrators, successors and assigns.

(b)    This Agreement may only be amended in a writing signed by the Company and Award Recipient.  No waivers of or exceptions to any term, condition or provision of this Agreement in any one or more instances shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

 (c)           This Agreement shall be governed by, and shall be construed, enforced and administered in accordance with, the internal laws of the State of Connecticut, without regard to principles of conflicts or choice of law, except to the extent that such laws may be superseded by any federal law.

 (d)           This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SBT BANCORP, INC.

By:
Title:

AWARD RECIPIENT:

Name: